PROSPECTUS SUPPLEMENT NO. 9
to the Prospectus dated June 9, 2008
(Registration No. 333-148953)
ICP SOLAR TECHNOLOGIES INC.

This Prospectus Supplement No. 9 supplements and amends our prospectus dated June 9, 2008, as supplemented and amended by Prospectus Supplement No. 1 dated June 17, 2008, Prospectus Supplement No. 2 dated June 23, 2008, Prospectus Supplement No. 3 dated August 5, 2008, Prospectus Supplement No. 4 dated September 15, 2008 Prospectus Supplement No. 5 dated September 15, 2008, Prospectus Supplement No. 6 dated October 14, 2008, Prospectus Supplement No. 7 dated October 28, 2008 and Prospectus Supplement No. 8 dated November 17, 2008 (collectively referred to herein as "Prospectus").

You should read this Prospectus Supplement No. 9 together with the Prospectus.

This Prospectus Supplement No. 9 includes the attached Quarterly Report on Form 10-Q of ICP Solar Technologies Inc. for the quarter ended October 31, 2008 as filed by us with the Securities and Exchange Commission on December 15, 2008.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 9 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 9 is December 15, 2008.

OMB Number: 3235-0416
Expires: April 30, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

☒    Quarterly Report PURSUANT Section 13 or 15(d) of the Securities Exchange Act of 1934
For the quarterly period ended: October 31, 2008

or

☐   Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from ____ to ____

Commission File Number 000-51790

ICP SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

NEVADA	20-0643604
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

7075 Place Robert-Joncas
     Montreal, Quebec, Canada H4M 2Z2
(Address of principal executive offices)

(514) 270-5770
(Registrant’s telephone number, including area code)

Securities registered under Section 12(b) of the Exchange Act: None

Securities registered under Section 12(g) of the Exchange Act:
Common Stock, $0.00001 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒      No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐            Accelerated filer ☐            Non-accelerated filer ☐            Smaller reporting company ☒

APPLICABLE ONLY TO ISSUERS INVOLVED IN BANKRUPTCY
PROCEEDS DURING THE PRECEDING FIVE YEARS

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Sections 12, 13, or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.

Yes ☐            No ☐

APPLICABLE TO CORPORATE ISSUERS:

34,135,995 shares of the issuer’s common shares, par value $.00001 per share, were issued and outstanding as of December 15, 2008.

Item 3.	Defaults upon Senior Securities	33

Item 4.	Submission of Matters to a Vote of Security Holders	33

Item 5.	Other Information	33

Item 6.	Exhibits	34

PART I

ITEM 1. FINANCIAL STATEMENTS

The accompanying unaudited balance sheets of ICP Solar Technologies Inc. as at October 31, 2008 and January 31, 2008, related unaudited statements of operations and comprehensive loss, and cash flows for the three and nine months ended October 31, 2008 and 2007 have been prepared by management in conformity with accounting principles generally accepted in the United States. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Operating results for the period ended October 31, 2008, are not necessarily indicative of the results that can be expected for the fiscal year ending January 31, 2009 or any other subsequent period.

ICP Solar Technologies Inc.

Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
Expressed in U.S. Funds

Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
Expressed in U.S. Funds

Contents
Balance Sheet	2
Statement of Shareholders' Deficiency	3
Statement of Operations and Comprehensive Loss	4
Statement of Cash Flows	5 - 6
Notes to Financial Statements	7 - 24

1

ICP Solar Technologies Inc.

Consolidated Interim Balance Sheet
As At
(Unaudited)
Expressed in U.S. Funds

	October 31,	January 31,
	2008	2008

Assets
Current

Cash	$103,112	$20,967
Restricted cash (note 5)	835,796	-
Term deposit	-	505,301
Accounts receivable	1,139,111	873,976
Inventories	2,060,540	2,426,177
Prepaid expenses	13,867	86,898
Current portion of loan receivable	417,771
	4,570,197	3,913,319
Property and Equipment (note 6)	95,764	85,478

Unallocated Purchase Price Difference (note 7)	174,114	-

Investment in EPOD Solar (Wales) Ltd. (note 8)	-	1

Loan Receivable, less unamortized discount of
$74,700 (2008 - $299,842) (note 8)	288,152	2,200,158

Investment in Convertible Debenture (note 8)	967,600	-

	$6,095,827	$6,198,956

Liabilities
Current

Bank indebtedness (note 9)	$-	$1,102,311
Accounts payable and accrued liabilities	1,586,308	920,396
Current portion of government grants payable	24,455	27,036
	1,610,763	2,049,743
Convertible Notes, less unamortized discount of $Nil
(2008 - $167,492)	-	682,508

Senior Secured Convertible Debentures, less unamortized discount of
$2,345,679 (2008 - $Nil) (note 10)	987,655	-
Put Warrants (note 10)	4,026,667	-
Deferred Income Taxes	600,000	-

Contingencies (note 11)
Shareholders' Deficiency
Capital Stock (note 12)	342	328

Additional Paid-In Capital (note 13)	15,675,004	13,105,085

Accumulated Other Comprehensive Loss	(1,001,670)	(798,469)

Accumulated Deficit	(15,802,934)	(8,840,239)
	(1,129,258)	3,466,705
	$6,095,827	$6,198,956

See accompanying notes

ICP Solar Technologies Inc.

Consolidated Interim Statement of Shareholders' Deficiency

For the Nine Month Period Ended October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid-In	Comprehensive	Accumulated	Shareholders'
	Number	Amount	Capital	Loss	Deficit	Deficiency

Balance - January 31, 2008	32,719,445	$328	$13,105,085	$(798,469)	$(8,840,239)	$3,466,705
Common stock issued	566,550	6	145,974	-	-	145,980
Stock-based compensation	-	-	983,673	-	-	983,673
Warrants issued	-	-	262,448	-	-	262,448
Modification of warrants	-	-	160,700	-	-	160,700
Modification of stock options	-	-	167,132	-	-	167,132
Conversion of debentures	850,000	8	849,992	-	-	850,000
Net loss	-	-	-	(203,201)	(6,962,695)	(7,165,896)
Balance - October 31, 2008	34,135,995	$342	$15,675,004	$(1,001,670)	$(15,802,934)	$(1,129,258)

See accompanying notes

ICP Solar Technologies Inc.

Consolidated Statement of Operations and Comprehensive Loss
(Unaudited)
(Expressed in U.S. Funds)

	For the Three-Month Period		For the Nine-Month Period
	Ended October 31,		Ended October 31
	2008	2007	2008	2007
Net Sales	$ 1,151,497	$ 1,573,335	$ 4,990,094	$ 5,884,211
Cost of Sales	966,214	1,196,861	3,627,409	3,459,165
Gross Margin	185,283	376,474	1,362,685	2,425,046
	16%	24%	27%	41%

Expenses

Selling, general and administrative	1,273,836	2,077,571	4,630,853	5,216,835
Depreciation	7,759	10,423	21,101	99,598
Research and development	405,823	8,907	561,096	9,170
Foreign exchange loss (gain)	(93,166)	60,020	(79,421)	46,996
	1,594,252	2,156,921	5,133,629	5,372,599

Operating Loss	(1,408,969)	(1,780,447)	(3,770,944)	(2,947,553)

Interest expense	(68,274)	(84,315)	(169,329)	(268,764)
Interest income	341	4,026	5,955	15,326
Forgiveness of loan receivable	-	-	(88,973)	-
Write-down of loan receivable	-	-	-	(229,128)
Accretion of discount on convertible notes	-	(464,768)	(167,495)	(559,051)
Discount on loan receivable	-	-	166,404	(618,658)
Discount on convertible debentures	(740,741)	-	(987,655)	-
Financing costs	-	-	(382,761)	-
Accretion of discount on loan receivable	23,122	125,779	58,761	215,619
Interest expense on put warrant	(466,000)	-	(1,026,667)	-
Gain on disposition of subsidiary	-	-	9	2,818,207
	(1,251,552)	(419,278)	(2,591,751)	1,373,551

Net Loss Before Income Taxes	(2,660,521)	(2,199,725)	(6,362,695)	(1,574,002)
Deferred Income Taxes	(250,000)	-	600,000	-
Net Loss	(2,410,521)	(2,199,725)	(6,962,695)	(1,574,002)
Other Comprehensive Loss
Foreign currency translation adjustment	(203,201)	-	(203,201)	2,250
Comprehensive Loss	(2,613,722)	(2,199,725)	(7,165,896)	(1,571,752)
Basic Weighted Average Number of Shares Outstanding	33,896,040	29,921,981	33,896,040	29,310,704

Basic and Diluted Loss Per Share (note 14)	(0.08)	(0.07)	(0.21)	(0.05)

See accompanying notes

ICP Solar Technologies Inc.

Consolidated Statement of Cash Flows
(Unaudited)
(Expressed in U.S. Funds)

	For the Three-Month Period		For the Nine-Month Period
	Ended October 31,		Ended October 31,
	2008	2007	2008	2007

Funds Provided (Used)

Operating Activities

Net loss	$(2,613,722)	$(2,199,725)	$(7,165,896)	$ (1,574,002)
Depreciation	7,759	10,423	21,101	99,598
Write-down of property and equipment	-	-	-	4,346
Foreign exchange (gain) loss	(93,166)	24,252	(79,421)	11,228
Deferred income taxes	(250,000)	-	600,000	-
Gain on disposal of subsidiary	-	-	(9)	(2,818,207)
Interest expense on put warrant	466,000	-	1,026,667	-
Forgiveness of loan receivable	-	-	88,973	-
Write-down of loan receivable	-	-	-	229,128
Stock-based compensation	282,256	183,961	983,673	337,662
Warrants issued	3,769	789,738	198,598	1,288,939
Modification of warrants	-	-	160,700	-
Modification of stock options	23,400	-	167,132	-
Discount on loan receivable	-	-	(166,404)	618,658
Accretion of discount on loan receivable	(23,122)	(125,779)	(58,761)	(215,619)
Accretion of discount on convertible debenture	740,741	-	987,655	-
Accretion of discount on convertible notes	-	464,768	167,495	559,051
	(1,456,085)	(852,362)	(3,068,497)	(1,459,218)
Changes in non-cash operating elements of working capital	965,524	665,675	1,147,587	876,350
	(490,561)	(186,687)	(1,920,910)	(582,868)

Financing Activities
Bank indebtedness	-	190,138	(1,109,112)	173,134
Issuance of convertible debentures	-	-	3,333,334	-
Discount of convertible debentures	-	-	(333,334)	-
Long-term debt	-	-	-	(187,954)
Loan payable, director	-	-	-	(269,060)
Obligation under capital lease	-	-	-	(49,752)
Government grants payable	(9,643)	-	(42,658)	(96,887)
Common shares issued	-	-	100,000	550,000
Warrants exercised, shares not issued	-	450,000	-	450,000
	(9,643)	640,138	1,948,230	569,481

ICP Solar Technologies Inc.

Consolidated Statement of Cash Flows
(Unaudited)
(Expressed in U.S. Funds)

	For the Three-Month Period		For the Nine-Month Period
	Ended October 31,		Ended October 31,
	2008	2007	2008	2007

Investing Activities
Additions to property and equipment	(3,364)	-	(14,528)	(17,737)
Loan receivable	188,200	-	436,207	150,000
Proceeds from disposition of subsidiary	-	-	10	1
Loan receivable employees	-	-	(11,367)	-
Acquisition of WES Power Technology Inc.	-	-	(25,001)	-
Term deposit	-	(5,671)	505,300	(5,610)
Restricted cash	310,053		(835,796)
	494,889	(5,671)	54,825	126,654

Effect of Foreign Exchange on Cash Balances	-	-	-	104,307
Increase (Decrease) in Cash	(5,315)	447,780	82,145	217,574
Cash, Beginning of Period	108,427	8,303	20,967	238,509
Cash, End of Period	$103,112	$456,083	$103,112	$456,083

See accompanying notes

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

1.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and Rule 10 of Regulation S-X and are prepared using the same accounting policies as outlined in note 3 of ICP Solar Technologies Inc. ("ICP Solar") financial statements for the years ended January 31, 2008 and 2007. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended October 31, 2008 are not necessarily indicative of the results that may be expected for the year ended January 31, 2009. The unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the ICP Solar audited financial statements for the years ended January 31, 2008 and 2007.

2.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has reported an accumulated deficit of $15,802,934 as at October 31, 2008 ($8,840,239 as at January 31, 2008). To date, these losses have been financed principally through capital stock, long-term debt and debt from related parties. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations. Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and establish contracts with clients. Management anticipates generating revenue through manufacturing and commercializing its products during the next year. The Company has commenced the process of raising additional capital. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

3.

Summary of Significant Accounting Policies

Recently Issued Accounting Pronouncements

In March 2008, the Financial Accounting Standards Board issued SFAS Statement No. 161, "Disclosures about Derivative Instruments and Hedging Activities" ("SFAS 161"). This standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact, if any, that this statement will have on its disclosures related to derivative instruments and hedging activities.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

3.

Summary of Significant Accounting Policies (Cont’d)

The FASB issued FSP 133-1 and FIN 45-4, ‘Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161". This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. In addition, it requires an additional disclosure about the current status of the payment/performance risk of a guarantee. It also clarifies the effective date in FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. This FSP is effective for reporting periods (annual or interim) ending after November 15, 2008. The Company is currently evaluating the impact of this statement on its consolidated financial statements.

In October 2008, the FASB issued FSP No. FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" ("FSP FAS 157-3"), which clarifies the application of SFAS 157 and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS 157. FSP FAS 157-3 was effective for the Company upon issuance on October 10, 2008 and the adoption did not have a material impact on the Company’s Consolidated Financial Statements.

Valuation of the Put Warrant Liability. The valuation of the warrant is determined by the Black-Scholes option pricing model. A warrant liability is determined in accordance with FAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150"). Based on FAS 150, warrants which are determined to be classified as liabilities are marked-to-market each reporting period, with a corresponding non-cash gain or loss charged to the current period.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

4.

Adoption of New Accounting Standards

Fair Value Measurements

SFAS 157 is effective for financial assets and liabilities in fiscal years beginning after November 15, 2007, and for non-financial assets and liabilities in fiscal years beginning after November 15, 2008. The Company adopted SFAS 157 for financial assets and liabilities in the first quarter of fiscal 2009 with no material impact to the consolidated financial statements. The Company is currently evaluating the potential impact of the application of SFAS 157 on the non-financial assets and liabilities found on its consolidated financial statements.

SFAS No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. SFAS No. 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:

Quoted market prices in active markets for identical assets or liabilities.

Level 2:

Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3:

Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to SFAS No. 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

Fair Value of Financial Instruments

The table below presents the carrying value and fair value of Company’s financial instruments. The disclosure excludes leases.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

4.

Adoption of New Accounting Standards (Cont’d)

	October 31, 2008		January 31, 2008
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Financial assets
Cash	$103,112	$103,112	$20,967	$20,967
Restricted cash	835,796	835,796	-	-
Term deposit	-	-	505,301	505,301
Loan receivable	705,923	705,923	2,200,158	2,200,158
Investment in convertible debt	967,600	967,600	-	-
Financial liabilities
Bank indebtedness	-	-	1,102,311	1,102,311
Government grants payable	24,455	24,455	27,036	27,036
Convertible notes	-	-	682,508	682,508
Convertible debentures	987,655	2,408,044	-	-
Put warrants	4,026,667	4,026,667	-	-

	Fair Value Measurement at October 31, 2008 Using
	Quoted Prices in Active Markets For Identical Assets	Significant Other Observable Inputs	Significant Unoberservable Inputs

Description	(Level 1)	(Level 2)	(Level 3)

Investment in convertible debenture	$-	$967,600	$-
Convertible notes	-	-	-
Put warrants	-	4,026,667	-

The fair value represents management’s best estimates based on a range of methodologies and assumptions. The carrying value of receivables and payables arising in the ordinary course of business, the term deposit and the government grants payables approximate fair value because of the relatively short period of time between their origination and expected realization.

The convertible notes use significant unobservable inputs and thus are shown as Level 3 hierarchy items. The fair value of the convertible notes is calculated by discounting the stream of future payments of interest and principal at the prevailing market rate for a similar liability that does not have an associated equity component. Results of discounted cash flow calculations may be adjusted, as appropriate, to reflect other market conditions or the perceived changes in credit risk of the borrower.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

4.

Adoption of New Accounting Standards (Cont’d)

The following summarizes the changes in the fair value of the convertible notes for the nine month period ending October 31,2008:

Opening Balance - January 31, 2008		$682,508
Interest accretion		167,492
Conversion of notes tom 850,000 common shares on May 22, 2008		(850,000)
Ending Balance - October 31, 2008	$	Nil

The loan receivable uses significant unobservable inputs and thus are shown as Level 3 hierarchy items. The fair value of the loan receivable is calculated by discounting the stream of future receipts of interest and principal at the prevailing market rate for a similar receivable. Results of discounted cash flow calculations may be adjusted, as appropriate, to reflect other market conditions or the perceived changes in the credit risk of the lender.

The following summarizes the changes in the fair value of the loan receivable for the nine month period ending October 31, 2008:

Opening Balance - January 31, 2008	$2,200,158
Modification of balance due to Second Amendment	(1,416,558)
Discount net of interest accretion	(77,677)
Ending Balance – October 31, 2008	$705,923

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

5.

Restricted Cash

The Company as proceeds of it’s issuance of Senior Secured Convertible Debentures (note 10) has received a portion of the proceeds to be held in Escrow of $1,348,058. The amounts to be disbursed pursuant to the Escrow Agreement dated June 13, 2008 are as follows:

Date of Disbursement	% of Net Amount to be disbursed	Amount to be disbursed
June 19, 2008	15	$202,209
August 1, 2008	23	310,053
November 1, 2008	23	310,053
February 1, 2009	15	202,209
May 1, 2009	3	40,442
August 1, 2009	9	121,329
November 1, 2009	6	80,883
February 1, 2010	6	80,883
		$1,348,058

The amount of cash held in Escrow as at October 31, 2008 is $ 835,796. The cash held in Escrow bears interest at 1.5% per annum.

6.

Property and Equipment

			October 31,	January 31,
			2008	2008
		Accumulated	Net Carrying	Net Carrying
	Cost	Amortization	Amount	Amount
Machinery and equipment	$582,322	$538,405	$43,917	$39,658
Furniture and fixtures	142,530	121,161	21,369	18,965
Computer equipment	205,263	174,785	30,478	26,859

	$930,115	$834,351	$95,764	$85,478

On May 9, 2007, property and equipment with a net book value of $399,081 was disposed of as part of the disposition of net assets of U.K. factory as disclosed in note 8.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

7.

Acquisition of WES Power Technology Inc. ("WES")

On March 5, 2008, the Company executed a Share Purchase Agreement ("Agreement") with the majority shareholders of WES Power Technology Inc. ("WES Majority Shareholders"), pursuant to which the Company purchased from the WES Majority Shareholders all of the issued and outstanding shares of WES. This Agreement supersedes and annuls the share purchase agreement signed between the parties on August 27, 2007.

Under the terms of the Agreement, the Company acquired 100% of all of the shares of WES for the following consideration:

(a)

A cash consideration of $1;

(b)

Issuance by the Company of 104,050 shares of its common shares;

(c)

Issuance by the Company of 250,000 warrants to purchase common shares of the Company. The warrants will expire on March 5, 2013 and have an exercise price of $0.50;

(d)

Execution of employment agreements by the Company with each of the WES Majority Shareholders.

The total consideration to acquire the net assets of WES, with a book value of $115,118, was $134,831 including transaction costs. The excess consideration paid over the purchase price of $19,713 is accounted for as part of goodwill. Total transactions costs of $25,000 have been included as part of the cost of acquisition.

The assigned values of the assets and liabilities purchased based on our allocation are as follows:

Assets Acquired:

Other current assets	$92,100
Property and equipment	16,855
Unallocated purchase price difference	174,114
Total Assets	$283,069

Liabilities Assumed:
Current liabilities	$96,794
Long-term debt	51,444
Total Liabilities	148,238
Net Assets at Fair Value	$134,831

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

7.

Acquisition of WES Power Technology Inc. ("WES") (Cont’d)

Consideration:

Cash	$1
Issuance of 104,050 common shares	45,980
Issuance of 250,000 warrants	63,850
Transaction costs	25,000
Total Consideration	$134,831

The common shares were attributed a fair value of $0.44 per share which represents the average of the closing price two days before and two days after the date of acquisition.

The warrants were accounted for at their fair value as determined by the Black-Scholes-Merton valuation model, using the following assumptions:

Expected volatility	75%
Expected life	5 years
Risk-free interest rate	2.59%
Dividend yield	Nil
Weighted average fair value of warrants at grant date	$ 0.2554

8.

Sale of 100% of Shares of ICP UK

On May 9, 2007, the Company signed a Share Purchase Agreement (the "Agreement") with ISE LLC ("ISE"). Under the terms of the Agreement, the Company sold 85% of the shares of ICP UK (name changed to Epod Solar (Wales) Ltd. ("EPOD") on June 26, 2007) for an aggregate amount of $3,000,000. On May 10, 2007, the Company and ISE signed an Amendment to the Agreement, revising the modalities of payment. These modalities were subsequently changed on April 18, 2008, when the Company and ISE signed a second Amendment to the Agreement ("Second Amendment"), and the remaining 15% interest of the Company in EPOD was transferred to ISE for $10 on July 30, 2008. Based on the Second Amendment, ISE is to pay the Company an amount equivalent to $3,000,000 as follows:

a)

$150,000 paid upon signing of the original Agreement and $350,000 in kind in the form of solar panels (amounts both paid as at April 30, 2008);

b)

An additional $150,000 upon signing the Second Amendment and $19,827 in kind in the form of solar panels;

c)

The outstanding balance of the loan is forgiven by $88,973;

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

8.

Sale of 100% of Shares of ICP UK (Cont’d)

The remaining amount due to ICP Solar Technologies Inc. of $2,241,200 has the following terms:

i)

 $1,060,600 shall be paid in cash on a monthly basis of $40,000 per month commencing on the Second Amendment date until the balance is fully paid.

The non-interest bearing portion of the loan receivable ($1,060,600) has been discounted to a fair value of $927,162 based on an effective interest rate of 12% (see note 8). As at April 30, 2008, $9,272 of the discount has been amortized.

ii)

ICP shall participate in EPOD's convertible debenture financing round and receive 1,180 units in lieu of the remaining $1,180,000 CDN owing. Each unit consists of a $1,000 face value 12% convertible debenture and 667 warrants.

The 667 warrants are convertible into 667 common shares of EPOD at an exercise price of $3 per share. The warrants expire in one year after EPOD files for an initial public offering on the TSX or TSX Venture Exchange ("IPO").

The convertible debenture will automatically convert into common shares of EPOD at a rate of $1.50 per share, one year after EPOD files an IPO. The Company has the option to convert after EPOD files its IPO but prior to the one year automatic conversion date at a conversion price of the lesser of $1.20 per share and an amount calculated based on a formula. The convertible debenture matures on February 12, 2011.

The investment in the convertible debenture ($967,600) has been classified as available for sale and is recorded at its fair value. A fair value has not been allocated to the warrants as it has been determine that their value is nominal. The determination of the fair value of the warrants used insignificant unobservable inputs and therefore would be categorized as a level 2 hierarchy item in note 4.

9.

Bank Indebtedness

The Company paid off its bank indebtedness on June 19, 2008. At that time all security held by the bank was released.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

10.

Senior Secured Convertible Debentures

On June 13, 2008 the Company entered into convertible debenture agreements with investors for amounts totaling $3,333,333. The debentures were issued with a 10% discount. The terms of the debenture require capital repayments to commence November 1, 2008 and will be repaid in 18 equal monthly installments. The convertible debentures bear interest at the rate of 11% per annum and are repayable on June 13, 2010. Interest is payable monthly. The Company may, at its option, elect to pay the interest by the issuance of shares of common stock. The number of shares is to be determined by dividing the amount of the interest payment by $0.50. The full face value of the debentures is convertible into common stock of the Company, at the option of the holders, at a rate of $0.50 per share.

The Company also issued to the holders:

  Series A stock purchase warrants to purchase 6,666,666 shares at an exercise price of $0.50 per share

  Series B stock purchase warrants to purchase 6,666,666 shares at an exercise price of $1.00 per share

  Series C stock purchase warrants to purchase 6,666,666 shares at an exercise price of $1.00 per share

The Series A and B warrants are exercisable immediately; however, the Series C warrants are only exercisable once the Series A and B warrants have been fully exercised.

The Company paid approximately $383,000 in cash consideration for transaction costs. In addition, transaction costs were incurred through the issuance of warrants (note 13). These transaction costs were expensed.

The warrants contain a put feature which enables the holder to require the Company to redeem the warrants for cash. The Company accounted for the warrants issued to the investors as a liability under the provisions of FAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150"). The fair value of the warrants, $6,256,000 exceeded the notional amount of the convertible debentures net of the 10% discount, as such the excess amount of, approximately $3,256,000 was expensed as interest.

The Black-Scholes Model was used to calculate the fair value of the warrants. The underlying assumptions included in the Black-Scholes Model were as follows:

Expected volatility	82.86%
Contractual life	6 years
Risk-free interest rate	3.73%
Dividend yield	Nil
Fair value of warants	$ 0.469

Substantially all of the assets of the Company have been pledged as security of the convertible notes. As at October 31, 2008, approximately $111,000 of interest has been paid, and $988,000 of the discount on the debt has been accreted.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

10.

Senior Secured Convertible Debentures (Cont'd)

Registration Rights

In connection with the issuance of the Convertible Debentures, the Company is required to file a Registration Statement to register the shares of common stock issuable upon the conversion of the Debentures and the exercise of the Debenture Warrants. The Company will be obligated to pay the holders of the Debentures certain liquidation damages in the event the shares are not registered within ninety days of the date of issuance. Liquidation damages would amount to 2% of the aggregate purchase price paid by the debenture holders. The Company has filed the Registration Statement and therefore Is not required to pay the holders of the Debentures liquidation damages.

11.

Contingencies

Litigation

The Company is a defendant in a claim instituted by a former officer for a severance payment of approximately $150,000. Management believes the claim is without merit and no provision for the claim has been made in the accounts.

The Company has been issued a claim by a former customer for returned merchandise totaling approximately $14,000. No provision for the claim has been made in the accounts.

The Company has been issued a claim for approximately $28,000 for product liability which will be covered through the Company’s product liability insurance. Accordingly, no provision for the claim has been made in the accounts.

12.

Capital Stock

	July 31,	January 31,
	2008	2008
Authorized without limit as to number -
100,000,000 common shares authorized, $0.00001 par value
100,000,000 preferred shares authorized, $0.00001 par value issued -
34,135,995 (2008 – 32,719,445) common shares	$342	$328

On March 5, 2008, the Company issued 104,050 common shares as part of the consideration to acquire all of the issued and outstanding shares of WES Power Technology Inc. (note 7).

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

12.

Capital Stock (Cont’d)

On April 15, 2008, the Company issued 200,000 common shares from treasury as a result of the exercise of 200,000 warrants on April 15, 2008 for cash consideration of $100,000.

On April 15, 2008, the Company issued 262,500 common shares from treasury as a result of the cashless exercise of 525,000 warrants with an exercise price of $0.50 and a fair value of $1.00. These warrants were initially granted and the resulting expense was recognized as consulting fees to a Director and former CFO of the Company on May 18, 2007.

On May 22, 2008 850,000 common shares were issued on conversion of $850,000 of convertible notes.

13.

Additional Paid-In Capital

Stock Options

During the third quarter of 2009, the Company recognized $274,179 in stock-based compensation for stock options granted in 2008 (2008 - $1,088,208). As at October 31, 2008, the Company has $594,055 (2008 – 1,521,705) of unrecognized stock-based compensation on these options.

a)

Modification of Exercise Price

On February 14, 2008, the Board of Directors of the Company, authorized the modification of the exercise price of the options issued and outstanding pursuant to the Company’s 2006 Stock Incentive Plan from $2.25 - $2.35 to $0.50. This modification of the options to purchase common stock of the Company was applied to a total of 1,415,000 options issued to employees and Directors between May 18, 2007 and February 13, 2008.

This modification will be accounted for by recording, over the vesting period, the difference between the fair value immediately prior to the modification and the fair value determined at the date of modification. As a result of this modification, the Company recorded an incremental compensation expense of $23,400 in the quarter ending October 31, 2008 and $50,700 will be expensed over the remaining vesting period. The fair value was determined by the Black-Scholes-Merton valuation model using the following weighted average assumptions:

Expected volatility	76%
Expected life	5.38 years
Risk-free interest rate	2.71%
Dividend yield	Nil
Weighted average fair value of options at modification date	$ 0.30

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

13.

Additional Paid-In Capital (Cont’d)

b)

Grant

On February 14, 2008, the Company issued a total of 45,000 stock purchase options to current employees and 190,000 options to current Directors, vesting over a two year period, 25% every six months and vesting on August 14, 2008 respectively. These options have an exercise price of $0.50, and expire on February 14, 2018 with the exception of 100,000 options which expire on August 14, 2018. As a result of the grant, the Company recorded a compensation expense of $5,258 in the quarter ending October 31, 2008, and $7,166 will be expensed over the remaining vesting period.

The options were accounted for at their fair value as determined by the Black-Scholes-Merton valuation model, using the following weighted average assumptions:

Expected volatility	76%
Expected life	5.65 years
Risk-free interest rate	2.81%
Dividend yield	Nil
Weighted average fair value of options at grant date	$ 0.306

On May 6, 2008, the Company issued a total of 75,000 stock purchase options to the CFO, vesting over a two year period, 25% every six months. The options have an exercise price of $0.50 and expire on May 6, 2013. The Company recorded compensation expense of $ 2,818 in the quarter ending October 31,2008 , and will recognize the remaining expense of $16,907 over the vesting period.

The options were accounted for at their fair value as determined by the Black-Scholes-Merton valuation model, using the following assumptions:

Expected volatility	76%
Expected life	3.25 years
Risk-free interest rate	4.58%
Dividend yield	Nil
Weighted average fair value of options at grant date	$ 0.376

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

13.

Additional Paid-In Capital (Cont’d)

The following summarizes the Plan position during the period is presented below:

		Weighted
		Average
		Exercise	Weighted Average
	Options	Price	Maturity Period (Years)
Balance – July 31, 2008	1,600,000	$0.50	9.04
Forfeitures	(100,000)	$0.50	8.70
Granted
Balance – October 31, 2008	1,500,000	$0.50	9.06
Options that can be exercised at
October 31, 2008	977,500	$0.50	9.06

Warrants

a)

Modifications of Exercise Price

On February 14, 2008, the Board of Directors of the Company, authorized the modification of the exercise price from $2.25 to $0.50 of the common stock purchase warrants issued on May 18, 2007, as consulting fees, to a member of the immediate family of the President and CEO of the Company (100,000 warrants) and to a Director and former CFO of the Company (525,000 warrants).

This modification will be accounted for by recording the difference between the fair value immediately prior to the modification and the fair value determined at the date of modification. As a result of this modification, the Company recorded an incremental compensation expense of $110,000 in the quarter ending April 30, 2008 as determined by the Black-Scholes-Merton valuation model using the following assumptions:

Expected volatility	76%
Expected life	2.63 years
Risk-free interest rate	2.01%
Dividend yield	Nil
Weighted average fair value of warrants at modification date	$ 0.2161

On March 25, 2008, the Board of Directors of the Company, authorized the modification of the exercise price from $1.00 to $0.50 of the remaining 3,000,000 common share purchase warrants issued in 2006.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

13.

Additional Paid-In Capital (Cont’d)

This modification will be accounted for by recording the difference between the fair value immediately prior to the modification and the fair value determined at the date of modification. As a result of this modification, the Company recorded an incremental compensation expense of $50,700 in the quarter ending April 30, 2008 as determined by the Black-Scholes-Merton valuation model using the following assumptions:

Expected volatility	104%
Expected life	4 months
Risk-free interest rate	1.24%
Dividend yield	Nil
Weighted average fair value of warrants at modification date	$ 0.0196

b)

Grant

On February 27, 2008, the Company granted as consulting fees a total of 335,000 common share purchase warrants at $0.50 per share, vesting over a four year period, 20% annually and 20% vesting immediately. The warrants expire on February 27, 2013. As a result of the grant of warrants, the Company recorded a consulting fee expense of $3,769 in the quarter ended October 31, 2008, and $50,250 will be expensed over the remaining vesting period.

The warrants accounted for at their fair value as determined by the Black-Scholes-Merton valuation model, using the following assumptions:

Expected volatility	75%
Expected life	3.6 years
Risk-free interest rate	2.25%
Dividend yield	Nil
Fair value of warrants at grant date	$ 0.225

On April 15, 2008, the Company received $100,000 for the exercise of 200,000 warrants granted on July 11, 2006. These shares were issued from treasury on April 15, 2008.

On April 15, 2008, the Company received $Nil for the exercise of 525,000 warrants granted on May 18, 2007. These shares were subsequently issued on May 8, 2008 (note 10). An amount of $3 was credited to capital stock from additional paid-in capital.

On June 20, 2008, the Company granted as fees in the placement of the Senior Secured Convertible Debentures, 240,000 common share purchase warrants to Joel Cohen a director of the Company, and 240,000 common share purchase warrants to Bennu Capital both at $0.50 per share, vesting immediately. The warrants expire on June 20, 2010. As a result of the grant of warrants, the Company recorded a consulting fee expense of $173,472 in the quarter ended July 31, 2008.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

13.

Additional Paid-In Capital (Cont’d)

The warrants accounted for at their fair value as determined by the Black-Scholes-Merton valuation model, using the following assumptions:

Expected volatility	99.5%
Expected life	2.0 years
Risk-free interest rate	2.88%
Dividend yield	Nil
Fair value of warrants at grant date	$ 0.0225

A summary of the activity in the Company's warrants during the period is presented below:

		Weighted
		Average
		Exercise Price
Outstanding, as at January 31, 2008	3,935,000	$0.61
Transactions during the period:
Issued	20,479,998	0.83
Exercised	-	-
Expired	(2,800,000)	0.50

Outstanding, as at October 31, 2008	21,614,998	$0.82

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

13.

Additional Paid-In Capital (Cont’d)

The following table provides additional information with respect to outstanding warrants at October 31, 2008:

			Weighted
		Number of	Average
Grant Date	Expiry Date	Warrants	Exercise Price
May 18, 2007	May 2012	100,000	$ 0.50
August 21, 2007	August 2009	250,000	1.80
October 25, 2007	October 2009	200,000	1.00
February 27, 2008	February 2013	335,000	0.50
March 5, 2008	March 2013	250,000	0.50
June 13, 2008	June 2014	19,998,998	0.83
June 20, 2008	June 2010	480,000	0.50
Balance – July 31, 2008		21,614,998

14.

Loss Per Share

Basic loss per share is calculated based on the weighted average number of shares outstanding during the year. The warrants, share-based compensation and convertible notes have been excluded from the calculation of diluted loss per share since they are anti-dilutive.

15.

Related Party Transactions

Included in selling, general and administrative expenses are $698,338 (2008 - $1,470,854) for options granted to the CEO, CFO, and directors under the 2006 Stock Option Plan.

The above related party transaction has been measured at the exchange amount which is the amount of the consideration established and agreed to by the related parties.

ICP Solar Technologies Inc.

Notes to Consolidated Interim Financial Statements
October 31, 2008
(Unaudited)
(Expressed in U.S. Funds)

16.

Subsequent Event

The Company and The Senior Secured Debenture Holders are discussing a possible renegotiation of the terms and conditions of the Debentures and other debt instruments entered on June 13, 2008 .. As part of this discussion on November 5, 2008 the Escrow Agents returned all Escrowed funds (see Note 5) including interest totaling $842,851 on a pro-rata basis to the Debenture Holders. As a result the Escrowed funds are no longer available to the Company.

Pursuant to a letter from BridgePointe dated November 6, 2008, BridgePointe, on its own behalf and on behalf of the other investors Platinum and Gemini, reached an agreement with the Company whereby the parties agreed that if the Company perfects the Purchasers’ security interest in the Company’s foreign patents on or before November 30, 2008, the Purchasers shall have no right to issue default notices alleging a default with respect to such patents that occurred prior to such date. The Company has also reaffirmed its continuing obligations under the Debentures; however, the Purchasers agreed to a moratorium, until November 20, 2008, on the Company’s obligation to pay the "Monthly Redemption Amount" (as defined in the Debentures), retroactive to November 1, 2008.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

The Management’s Discussion and Analysis ("MD&A") is designed to assist investors in understanding the nature and the importance of the changes and trends, as well as the risks and uncertainties associated with the Company’s operations and financial position. Some sections of this report contain forward-looking statements that, because of their nature, necessarily involve a number of known and unknown risks and uncertainties, including statements regarding our capital needs, business strategy and expectations, and the factors described under "Risk Factors" contained in Item 1 of the Company’s Form 10KSB Annual Report for the period ended January 31, 2008, which are incorporated herein by reference. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. The Company’s actual and future results could therefore differ materially from those indicated or underlying these forward-looking statements.

Although the Company deems the expectations reflected in these forward-looking statements to be reasonable, the Company cannot provide any guarantee as to the materialization of the expectations reflected in these forward-looking statements.

The following information should be read in conjunction with the unaudited consolidated financial statements for the three month and six month period ended October 31, 2008 and 2007 and notes thereto. Unless otherwise indicated or the context otherwise requires, the "Company," "ICP," "we," "us," and "our" refer to ICP Solar Technologies Inc. and its subsidiaries.

Compliance with Generally Accepted Accounting Principles

Unless otherwise indicated, the financial information presented below, including tabular amounts, is expressed in US dollars and prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

Use of Estimates

The preparation of financial statements in conformity with GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities as at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Critical items of the financial statements that require the use of estimates include the determination of the allowance for doubtful accounts, the determination of the allowance for inventory obsolescence, the determination of the useful life of fixed and intangible assets for amortization calculation purposes, the assumptions for fixed asset impairment tests, the determination of the allowance for guarantees, the determination of the allowance for income taxes, the assumptions used for the purposes of calculating the stock-based compensation expense, the determination of the fair value of financial instruments, the determination of the fair value of the assets and liabilities acquired on business acquisitions and the implicit fair value of goodwill.

The financial statements include estimates based on currently available information and management’s judgment as to the outcome of future conditions and circumstances.

Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from the estimates and assumptions.

Changes in Accounting Principles

No accounting changes were adopted during fiscal 2007 and 2008 and the first nine months ended October 31, 2008 except for the adoption of FAS 157 (see Note 5 of Consolidated Interim Financial Statements at October 31, 2008).

Overview

Company Background

Headquartered in Montreal, Canada, ICP Solar operates in the renewable energy industry. ICP Solar develops, markets, and sells solar energy based products to the consumer goods, Original Equipment Manufacturers ("OEM"), residential and commercial markets through its distribution channels in over 100 countries.

We develop and market solar power products that provide reliable and environmentally clean electric power throughout the world. Solar power products use interconnected photovoltaic cells to generate electricity from sunlight. Solar power products can provide a cost-competitive, reliable alternative for powering highway call boxes, microwave stations, portable highway road signs, remote street or billboard lights, vacation homes, rural homes in developed and developing countries, water pumps and battery chargers for recreational vehicles and other consumer applications. Furthermore, solar power products can provide on-grid customers with a clean, renewable source of alternative or supplemental electricity.

Our plan of operation for the next twelve months is to engage in our marketing, product development and sales channel efforts. We plan to expand our current distribution depth within the markets of North America, Europe and Japan for our consumer goods segment through the marketing of our internal brand Sunsei TM , as well as licensed brand Coleman®. We will launch our next generation metering products for both grid and off-grid RE applications.

Our immediate goal is the development of our thin film amorphous solar rooftop tile which can be seamlessly integrated into roofing lines for homes, buildings and other structures. We are currently developing a distribution channel and technology partnerships to launch products based on the thin film amorphous solar cell technology in 2009. Although there can be no assurances, we plan to deliver on a sustainable growth strategy across each of our main targets. We also intend to increase our addressable markets, further sales and solidify our brand through strategic partnerships with best practice distribution partners worldwide. Strategic partnerships for both distribution channel and technology are expected to be key drivers of our expansion plans.

Reorganization of the Corporation

On September 29, 2006, ICP Solar Technologies Inc. ("ICP") entered into a share exchange agreement with ICP Solar Technologies Inc. (formerly FC Financial Services Inc.) ("ICP Solar"), an inactive public shell company, for the acquisition by ICP Solar of all the issued and outstanding shares of ICP.

On December 12, 2006, ICP Solar Technologies Inc. (formerly FC Financial Services Inc.) changed its year end from November 30 to January 31.

Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by ICP for the net monetary assets of ICP Solar accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange is identical to that resulting from a reverse acquisition, except no goodwill is recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, ICP Solar are those of the legal acquiree, ICP, which is considered to be the accounting acquirer.

We structured the acquisition of ICP to enable ICP Stockholders to receive tax-rollover treatment in Canada. Under Canadian law, when a stockholder disposes of shares, the disposal is considered to be a deemed disposition of the shares and therefore is a taxable event unless the shares are exchanged for the shares of an equal value in another Canadian company.

All of the ICP shares, through a series of transaction, were exchanged for exchangeable shares of ICP Solar's wholly-owned subsidiary (1260491 Alberta Inc.). The exchangeable shares are exchangeable for an equivalent number of common shares of ICP Solar, common shares transferred simultaneously to a trustee as the exchangeable shares were issued. Until such time as the holders of the exchangeable shares wish to exchange their shares for ICP Solar shares, the ICP Solar shares are held in trust by a trustee on behalf of the exchangeable shareholders. The trustee shall be entitled to the voting rights in ICP Solar as stated in the terms of the exchange and voting agreement and shall exercise these voting rights according to the instructions of the holders of the exchangeable shares on a basis of one vote for every exchangeable share held.

These financial statements reflect the accounts of the balance sheets, the results of operations and the cash flows of ICP at their carrying amounts, since it is deemed to be the accounting acquirer.

The results of operations, the cash flows and the assets and liabilities of ICP Solar have been included in these consolidated financial statements since September 29, 2006, the acquisition date. Amounts reported for the periods prior to September 29, 2006 are those of ICP.

The net assets of ICP Solar acquired on September 29, 2006 are as follows:

Cash	$ 67,285
Accounts receivable	2,148
Prepaid expenses	70
Loan receivable	4,964,524
Property and equipment	4,887
Accounts payable and accrued liabilities	(131,655)
Convertible notes	(1,642,391)
Net Assets Acquired	$ 3,264,868

As a condition to the closing of the transaction, ICP Solar (formerly FC Financial) committed to raising $5 million of financing. The loan receivable represents advances made pre-closing to ICP for working capital by ICP Solar (formerly FC Financial) as funds were received from the capital raise.

The transaction costs related to the above share exchange amounted to $271,466 and were charged to additional paid-in capital.

Seasonality

ICP’s business is subject to certain seasonal cycles, especially during the summer period corresponding to the part of the second quarter and part of the third quarter, traditionally the slowest of the Company’s fiscal year, and the month of December as a result of the end-of-year holidays.

Operating Results for the Three Month Period Ended October 31, 2008

Net Sales

During the third quarter ended October 31, 2008 ICP’s consolidated net sales posted a decrease of 27% or $422 thousand to $1.15 million, down from $1.57 million for the three month period ended October 31, 2007. The decrease in third quarter sales of 2008 is due to the general economic slowdown.

By geographic location, sales in North America accounted for approximately 66% of total sales, Europe 28%, and Asia 7%.

Gross Margin

The gross margin decreased by 51% or $191 thousand from $376 thousand to $185 thousand for the quarter ended October 31,2008. The gross profit margin as a percentage of sales was 16%, compared to 24% the previous year. This decrease reflects the increase in costs of our manufactured products as new sources of supply had to be found after disposal of our UK manufacturing facility in May 2007.

Operating expenses

Selling, general and administrative expenses (SG&A) decreased by 39% or $804 thousand to $1.27 million for the quarter ended October 31,2008 from $2.08 million a year earlier. This decrease was a result of significant decreases in stock based compensation, staff reductions and decreased professional fees. Research and development expenses were $406 thousand for this quarter compared to $9 thousand in the corresponding period a year earlier as the Company increased its R&D efforts on commercializing several new products.

Including depreciation of $8 thousand and foreign exchange gain of $93 thousand, operating losses amounted to $1.41 million compared to losses of $1.78 million for the three month period ended October 31 31, 2007. The decreased loss is due to the lower SG&A expenses this quarter.

Net interest expense for the quarter decreased by $16 thousand to $68 thousand from $84 thousand in the same quarter last year. This decrease is due to lower interest on the convertible notes due to conversion of convertible notes the prior year .The accretion of the discount on convertible notes for the three month period ended October 3, 2007 was $465 thousand compared nil this quarter and was due to an elimination of the discount when the remaining $850 thousand in notes were converted to common shares last quarter. The income resulting from the accretion of discount on the loan receivable was $23 thousand compared to $126 thousand the previous year’s quarter due to the renegotiation of terms with Epod Solar (see note 8 in Notes to Financial Statements). The issuance of the Senior Secured Convertible Debentures (see note 10 in Notes to Financial Statements) last quarter resulted in a discount charge of $ 741 thousand for the quarter ended October 31,2008. In addition on the warrants included with these debentures there was interest on put warrants of $466 thousand. The difference between the accounting and tax basis of this item resulted in a recovery of deferred income taxes of $250 thousand. After giving effect to these items, the net loss for the three month period ended October 31, 2008 amounted to $2.41 million and after the foreign currency translation adjustment a comprehensive loss of $2.61 million compared to the net loss of $2.2 million for the corresponding period a year earlier.

The loss per Class A share - basic and diluted amounted to $0.08 on a weighted average of 33,896,040 outstanding shares for the quarter, compared with a loss per share (basic and diluted) of $0.07 on 29,921,981 shares the previous year.

Principal Cash Flows for the Three Month Period Ended October 31, 2008

Operating activities before net change in non-cash working capital items used cash flows of $1.49 million during the quarter ended October 31,2008 compared to $852 thousand a year earlier. Net changes in non-cash working capital items related to operations generated a source of cash flows in the amount of $965 thousand for the three months ended October 31, 2008 compared to a source of cash of $666 thousand for the third quarter ended October 31, 2007. After net changes in non-cash working capital balances, operating activities used net cash flows of $491 thousand, compared with a use of cash of $187 thousand for the corresponding period the previous year.

Financing activities for this third quarter decreased cash flows of $ 10 thousand compared to a $640 thousand increase in the prior year’s quarter primarily as a result of the exercise of warrants and increase in bank indebtedness.

Investing activities for the third quarter resulted in a source of cash of $495 thousand to a release of $310 thousand of restricted cash and reductions in the loan receivable of $188 thousand. The third quarter ended October 31,2007 had a use of cash of $6 thousand.

The aggregate cash inflows and outflows for the three month period ended October 31, 2008 saw a decrease in net cash flows of $5 thousand compared to an increase of $448 thousand for the same period last year. ICP ended the period with cash of $103 thousand, down $353 thousand from $456 thousand as at October 31, 2007.

Operating Results for the Nine Month Period Ended October 31, 2008

Net Sales

During the nine months ended October 31, 2008, ICP’s consolidated net sales posted a decrease of 15% or $894 thousand to $4.99 million, down from $5.88 million for the nine month period ended October 31, 2007. The reduction in sales reflects the reduction of OEM factory customers and a slowdown and an economic decline seen in all markets during the summer and fall of 2008.

By geographic location for the nine months ended October 31, 2008, sales in North America accounted for approximately 71% of total sales, Europe 23%, Asia 5%

Gross Margin

The gross margin decreased by 44% or $1.06 million to $1.36 million during the first nine months of fiscal 2009. The gross profit margin as a percentage of sales was 27%, compared to 41% for the first nine months of the previous year. This decrease reflects the increase in costs of our manufactured products as new sources of supply had to be found after disposal of our UK manufacturing facility in May 2007. There were also additional costs of air freighting our shipments to customers from our overseas production facilities in order to meet shipping deadlines.

Operating expenses

Selling and general and administrative expenses for the nine month period ended October 31,2008 decreased by $586 thousand or 11% to $4.63 million from $5.22 million a year earlier. This decrease was a result of significant decreases in stock based compensation and reductions in professional fees. Research and development expenses increased to $561thousand for the nine-month period as compared to $9 thousand in charges the prior year. The Company increased its R&D efforts on commercializing several new products which will start generating revenues beginning in the fourth quarter of this fiscal year.

Including depreciation of $21 thousand and the foreign exchange gain of $79 thousand, operating losses amounted to $3.77 million compared to losses of $2.95 million for the nine month period ended October 31, 2007.

Net interest expense for the period decreased by $100 thousand to $169 thousand compared to $269 thousand in the same period last year due to lower interest on the convertible notes because of the conversions of convertible notes. The accretion of the discount on convertible notes for the nine month period was $167 thousand compared to $559 thousand the prior period was due to an elimination of the discount when the remaining $850 thousand in notes were converted to common shares last quarter. The revenue from the accretion of discount on the loan receivable went from $216 thousand last period to $59 thousand due to the renegotiation of terms with Epod Solar (see note 8 in Notes to Financial Statements). The renegotiation of these terms led to a gain of $164 thousand on elimination on the discount on the old loan where there was an amortization charge of $618 thousand the prior year’s period as well as forgiveness on the loan this year of $89 thousand. The issuance of the Senior Secured Convertible Debentures (see note 10 in Notes to Financial Statements) last quarter resulted in a discount charge of $988 thousand and financing costs of $383 thousand In addition on the warrants included with these debentures there was interest on put warrants of $1.03 million. The difference between the accounting and tax basis of this item resulted in deferred income taxes of $600 thousand. For the same period last year the company recorded a onetime gain on disposition of subsidiary $2.82 million. After giving effect to these items, the net loss for the nine month period ended October 31, 2008 amounted to $6.96 million and after the foreign currency translation adjustment a comprehensive loss of $7.17 million compared to a net loss of $1.57 million for the corresponding period a year earlier.

The loss per Class A share - basic and diluted amounted to $0.21 on a weighted average of 33,896,040 outstanding shares compared with a loss per share of $0.05 on 29,310,074 shares the previous year.

Principal Cash Flows for the Nine Month Period Ended October 31, 2008

Operating activities before net change in non-cash working capital items used cash flows of $3.07 million during the nine month period ended October 31, 2008 compared to $1.46 million a year earlier. Net change in non-cash working capital items related to operations generated cash flows of $1.15 million for the nine months ended October 31, 2008 compared to $876 thousand for the first nine months ended October 31, 2007. After net changes in non-cash working capital balances, operating activities used net cash flows of $1.92 million, compared with a use of cash of $583 thousand for the corresponding period the previous year.

Financing activities for the nine months ended October 31, 2008 generated cash flows of $1.95 million compared to $569 thousand for the prior year’s period primarily as a result of repayment of bank indebtedness of $1.11 million and issuance of convertible debentures of $3.33 million. Also, discount on convertible debentures of $333 thousand for this period compared to nil for the same period last year. There were common shares issued for $100 thousand this period and $43 thousand of government grants repaid..

Investing activities generated a $55 thousand source of cash flows this period due to an investment in restricted cash of $836 thousand as a result of the convertible debenture financing offset by the proceeds of the term deposit of $505 thousand. The repayment of the loan receivable of $436 thousand related to an in-kind receipt of goods for this period compared to cash received of $150 thousand in the nine months ended October 31, 2007.when after adjusting for the additions to property and equipment and term deposit resulted in a net source of $ 127 thousand for the nine-month period ended October 31,2007.

The aggregate cash inflows and outflows for the nine month period ended October 31, 2008 generated cash flows of $82 thousand compared to usage of $218 thousand for the same period last year. ICP ended the period with cash of $103 thousand down from $456 thousand as at October 31, 2007.

Financial Position as at October 31, 2008

Total assets amounted to $6.1 million as at October 31, 2008, compared to $6.2 million as at January 31, 2008. The major decrease is a reduction in the Loan receivable which is partially offset by the increase in restricted cash of $836 thousand.

Working capital totaled $2.96 million as at October 31, 2008 for a current ratio of 2.8:1 compared with working capital of $1.86 million as at January 31, 2008 for a current ratio of 1.9:1.

Capital resources and liquidity: The Company will meet its cash requirements on a short term basis through its working capital. On a long-term basis the company will be looking to raise additional capital by securing financing or issuing common shares.

Liabilities: The liability component of the convertible notes amounted to nil as at October 31, 2008, compared with $682 thousand at the end of January 31, 2008. Senior Secured Convertible Debentures totaled $988 thousand, Put Warrants $4.03 million and Future Income taxes $600 thousand, compared to nil for the same period last year.

Shareholders’ deficiency amounted to $1.13 million, compared to $3.46 million of Shareholder’s equity as at January 31, 2008. The decrease is attributable to the comprehensive loss for the period of $7.17 million and the increase in paid-in capital of $2.57 million related to issuance of stock options, warrants, and the conversion of debentures into common shares. ..

ITEM 3. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act) as of the end of the period covered by this quarterly report on Form 10-Q. Based on that evaluation, our principal executive officer and principal financial officer have concluded that, as of that date, our disclosure controls and procedures were designed to ensure that the information required to be disclosed in reports that we file or submit under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in applicable SEC rules and forms were effective.

Changes in Internal Controls over Financial Reporting

There have been no significant changes in our internal controls over financial reporting identified in connection with the evaluation required by paragraph (d) of Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

The Company is a defendant in a claim instituted by a former officer for a severance payment of approximately $150,000. Management believes the claim is without merit and no provision for the claim has been made in the accounts.

The Company has been issued a claim by a former customer for returned merchandise totaling approximately $14,000. No provision for the claim has been made in the accounts.

The Company has been issued a claim for approximately $28,000 for product liability which will be covered through the Company’s product liability insurance. Accordingly no provision for the claim has been made in the accounts.

Item 1A. RISK FACTORS

Except as set forth below, there have been no material changes to the risk factors contained in Item 1A of our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2008.

The conversion of convertible debentures and the exercise of warrants issued in our recent private placement could result in a substantial number of additional shares of our common stock being issued in the event that we fail to achieve certain milestones.

On June 13, 2008, we closed a private placement involving the issuance of (i) 11% senior secured convertible debentures in the Company issued at a 10% discount with an aggregate face value of $3,333,333, convertible into shares of common stock of the Company at an initial conversion price of US $0.50 (subject to adjustment) (the "Debentures"); (ii) 6,666,666 Series A purchase warrants each exercisable to purchase one share of common stock of the Company, at an initial exercise price of US $0.50 per share (subject to adjustment); (iii) 6,666,666 Series B purchase warrants, each exercisable to purchase one share of common stock of the Company at an initial exercise price of US $1.00 per share (subject to adjustment) and (iv) 6,666,666 Series C purchase warrants, each exercisable to purchase one share of common stock of the Company at an initial exercise price of US $1.00 per share warrants (subject to adjustment).

The conversion price for the Debentures and the exercise price for the warrants issued in the private placement are subject to adjustment at a floating rate tied to our achieving certain milestones tied to trailing revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA"). In the event that we fail to achieve these milestones, the conversion price for the Debentures and the exercise for the warrants will be reduced (but not increased) to equal the lesser of (a) the conversion price then in effect, (b) the "market price" (equal to the volume weighted average price of our common stock during the immediately preceding five (5) consecutive trading days) for shares of our common stock, as determined on the applicable milestone date, or (c) the market price, as determined on the date that is five (5) trading days after the date that Company files its next periodic report with the Securities and Exchange Commission following the end of the applicable milestone period.

Holders of convertible debentures and warrants may convert such debentures or exercise such warrants immediately. In addition, we may make payments of interest or principal under the Debentures in the form of shares of common stock; provided, generally, that we are not in default under the Debentures at such time and we have met certain equity conditions described in the Debentures. If we make payments of interest in the form of shares of common stock, such shares must be registered and free-trading. If the Company elects to make principal payments in shares of common stock, the conversion rate will be the lesser of (a) the conversion price then in effect, or (b) 85% of the average of the three (3) lowest closing bid prices of the common shares over the twenty (20) trading day period ending on the trading day ending immediately preceding the applicable monthly redemption date. If we fail to achieve the milestones described above, or if we elect to make payments of principal on the Debentures in the form of shares of our common stock, the outstanding Debentures and warrants will be exercisable for a greater number of shares. This could decrease the price of our common stock and encourage short selling which, in turn, could produce additional downward pressure on the market price of our common stock. Any resulting lower market prices could result in further downward adjustment to the prevailing conversion and/or exercise prices described herein, meaning that we could be required to issue an increasingly greater number of shares of our common stock to holders of Debentures and warrants upon conversion or exercise thereof, further depressing the market price for our common stock.

The conversion of the outstanding Debentures and the exercise of outstanding warrants, and any interest or principal payments on the Debentures made by us in the form of shares of common stock, may result in substantial dilution to the interests of other holders of our common stock. Even though no selling stockholder may convert its Debentures if upon such conversion the selling stockholder, together with its affiliates, would acquire a number of shares of common stock exceeding 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of any portion of the Debentures which have not been converted and upon exercise of warrants which have not been exercised, this restriction does not prevent a selling stockholder from selling a substantial number of shares in the market or from unilaterally choosing to raise the 4.99% limit. By periodically selling shares into the market, an individual selling stockholder could eventually sell more than 4.99% of our outstanding common stock while never holding more than 4.99% at any specific time. In the event we receive a tender offer or an offer to merge with another entity in a transaction in which we are not the surviving entity, or in the event we are in default under the Debentures, this percentage is automatically increased to 9.99%.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

This Item is not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

This Item is not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matter was submitted during the third quarter ended October 31, 2008, to a vote of security holders, through the solicitation of proxies or otherwise.

ITEM 5. OTHER INFORMATION

This Item is not applicable.

ITEM 6. EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Amended Articles of Incorporation. (1)
3.2	Bylaws, as amended. (2)
4.2	Form of 11% Senior Secured Convertible Debenture Due June 13, 2010. (3)
10.1	Securities Purchase Agreement, dated June 13, 2008, between ICP Solar Technologies, Inc., BridgePointe Master Fund Ltd., Gemini Master Fund, Ltd., and Platinum Long Term Growth VI, LLC. (3)
10.2	Subsidiary Guarantee, dated June 13, 2008, by ICP Solar Technologies, Inc., 1260491 Alberta, Inc., ICP Solar Technologies, ICP Global Technologies, Inc., and WES Power Technology, Inc. (3)
10.3	Form of Series A Warrant to Purchase Common Stock (3)
10.4	Form of Series B Warrant to Purchase Common Stock (3)
10.5	Form of Series C Warrant to Purchase Common Stock (3)
10.6	Registration Rights Agreement, dated June 13, 2008, between ICP Solar Technologies, Inc., BridgePointe Master Fund Ltd., Gemini Master Fund, Ltd., and Platinum Long Term Growth VI, LLC. (3)
10.7	Security Agreement, dated June 13, 2008, between ICP Solar Technologies, Inc., 1260491 Alberta, Inc., ICP Solar Technologies, ICP Global Technologies, Inc., WES Power Technology, Inc., BridgePointe Master Fund Ltd., Gemini Master Fund, Ltd., and Platinum Long Term Growth VI, LLC. (3)
10.8	Form of Intellectual Property Security Agreement, dated June 13, 2008. (3)
10.9	Escrow Agreement, dated June 13, 2008, between ICP Solar Technologies, Inc., BridgePointe Master Fund Ltd., GeminiMaster Fund, Ltd., Platinum Long Term Growth VI, LLC, and Burns & Levinson, LLP. (3)
10.10	Voting Agreement Letter, dated June 13, 2008, issued by Sass Peress to BridgePointe Master Fund Ltd., Gemini Master Fund, Ltd., and Platinum Long Term Growth VI, LLC.(3)
10.11	Form of Lockup Agreement, dated June 13, 2008. (3)
10.12	Employment Agreement dated November 6, 2006 between ICP Solar Technologies Inc. and Leon Assayag. (5)
10.13	Employment Agreement dated April 23, 2007 between ICP Solar Technologies Inc. and Sass Peress. (5)
10.14	Employment Agreement dated May 6, 2008 between ICP Solar Technologies Inc. and Sheldon Reinhart. (5)
31.1	Certification of C.E.O. Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of Principal Accounting Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1	Certification of C.E.O. pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2	Certification of Principal Accounting Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.1	Audit Committee Charter. (4)
99.2	Disclosure Committee Charter. (4)

(1) Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on December 1, 2005.
(2) Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on September 5, 2006.
(3) Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on June 17, 2008.
(4) Filed with the SEC as an exhibit to our Current Report on Form 8-K filed on February 7, 2006.
(5) Filed with the SEC as an exhibit to our Registration Statement on Form S-1 filed July 15, 2008.

EXHIBIT 31.1

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Sass Peress, Chief Executive Officer of ICP Solar Technologies Inc. (the "registrant"), certify that:

1.

I have reviewed this quarterly report on Form 10-Q of ICP Solar Technologies Inc.;

2.

Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.

Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.

The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)

designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)

evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)

disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.

The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a)

all significant deficiencies and material weaknesses in the design or operation of our financial reporting internal controls which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b)

any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.

Date: December 15, 2008

/s/ Sass Peress
----------------------------------
Sass Peress
Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION PURSUANT TO
SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Sass Peress, Principal Accounting Officer of ICP Solar Technologies Inc. (the "registrant"), certify that:

1.

I have reviewed this quarterly report on Form 10-Q of ICP Solar Technologies Inc.;

2.

Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3.

Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4.

The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a)

designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)

evaluated the effectiveness of the small business issuer's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)

disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5.

The registrant's other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

a)

all significant deficiencies and material weaknesses in the design or operation of our financial reporting internal controls which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b)

any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls over financial reporting.

Date: December 15, 2008

/s/ Sass Peress
----------------------------------
Sass Peress
Principal Accounting Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of ICP Solar Technologies Inc. (the "Company") on Form 10-Q for the period ending October 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Sass Peress, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Sass Peress
-------------------------------
Sass Peress
Chief Executive Officer
December 15, 2008

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-Q solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-Q or as a separate disclosure document.

EXHIBIT 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of ICP Solar Technologies Inc. (the "Company") on Form 10-Q for the period ending October 31, 2008, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Sass Peress, Principal Accounting Officer  of the Company, certify, pursuant to 18 U.S.C. Sec. 1350, as adopted pursuant to Sec. 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge and belief:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Sass Peress
----------------------------------
Sass Peress
Principal Accounting Officer
December 15, 2008

A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request. The foregoing certifications are accompanying the Company's Form 10-Q solely pursuant to section 906 of the Sarbanes-Oxley Act of 2002 (subsections (a) and (b) of section 1350, chapter 63 of title 18, United States Code) and is not being filed as part of the Form 10-Q or as a separate disclosure document.